Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-168111 of New GGP, Inc. of our report dated March 1, 2010 (July 15, 2010 as to the effects of the income statement reclassifications as described in Note 2) relating to the consolidated financial statements of General Growth Properties, Inc. (Debtor-in-Possession) and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those consolidated financial statements and includes explanatory paragraphs regarding the Company’s bankruptcy proceedings, the Company’s ability to continue as a going concern, and the Company’s change in methods of accounting for noncontrolling interests and convertible debt instruments) appearing in the Prospectus, which is part of this Registration Statement and of our report dated March 1, 2010 relating to the consolidated financial statement schedule of the Company appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 15, 2010